Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 15, 2026, is entered into by and between AIAI Holdings Corporation, a Delaware corporation (the “Company”), and Todd A. Furniss (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on business day immediately following the Offering Date (as defined below) (the “Effective Date”) and ending on December 31, 2028 (the “Initial Termination Date”). If not previously terminated, the Employment Period shall automatically be extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date (each such extension, a “Renewal Term”), unless either party elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a “Non-Renewal”) at least one hundred eighty (180) days prior to the last day of the then-current Employment Period. The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.

2. Terms of Employment.

(a) Position and Duties.

(i) Role and Responsibilities. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Board of Directors of the Company (the “Board”). At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as Chief Executive Officer of the Company. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination, provided that the Executive otherwise remains employed under the terms of this Agreement.

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(ii) Exclusivity. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, the Executive will be permitted to: (A) to serve as (1) the manager of glendonTodd Capital LLC (2) the manager of GTC Ellesse GP, and (3) as the Chairman of The Iconic Brand Corporation, (B) with prior written notice to the Board, act or serve as a director of one publicly traded entity so long as such entity is not a competitor of the Company (as determined by the independent directors of the Company in their sole discretion) and such service does not interfere with the performance of the Executive’s duties and responsibilities to the Company, (C) with the prior consent of the Board (which consent will not be unreasonably withheld, conditioned, or delayed) act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities to the Company; and (D) purchase or own less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment, and that the Executive in not a controlling person of, or a member of a group that controls, any such corporation. For the avoidance of doubt, in accordance with the terms of (C) above, the Board hereby consents to the Executive serving in the following capacities: (1) Secretary of the Board and Chairman of the Audit Committee of Parkland Memorial Hospital, Dallas, Texas and (2) member of the Board of Directors of Denison Ministries, Dallas, Texas.

(iii) Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in Dallas, Texas (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b) Compensation, Benefits, Etc.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $1,200,000 per annum. The Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time by the Compensation Committee in its sole discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary may be increased in the Compensation Committee’s discretion, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii) Annual Cash Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an “Annual Cash Bonus”) under the Company’s bonus plan or program applicable to senior executives. The Executive’s target Annual Cash Bonus shall be set at one hundred percent (100%) of the Base Salary in effect for the relevant year. The actual amount of any Annual Cash Bonus shall be determined by reference to the attainment of Company performance metrics and/or individual performance objectives, in each case, as determined by the Compensation Committee. Payment of any Annual Cash Bonus(es), to the extent any Annual Cash Bonus(es) becomes payable, will be contingent upon the Executive’s continued employment through the last day of the applicable fiscal year for which the Annual Cash Bonus is calculated and will be paid on the date on which annual cash bonuses are paid generally to the Company’s executive officers.

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(iii) Initial Equity Award. On the business day immediately following the date (the “Initial Issue Date”) that the Securities and Exchange Commission (the “SEC”) declares effective (the “Offering Date”) the Company’s registration statement on Form S-1, filed in connection with the Company’s the direct listing of its shares of common stock, par value $0.001 per share (the “Common Stock”), on the Nasdaq Global Market, the Company shall issue to the Executive, pursuant to the terms of the Company’s 2026 Equity Incentive Plan (the “Plan”),500,000 shares of restricted Class A Common Stock, which shares shall be vest in three equal annual installments, the first of which will be on the Effective Date and the second and third installments will be on the first and second anniversaries of the Effective Date (the “Initial Equity Award”).

(iv) Equity Compensation. For the 2026 calendar year and each calendar year of the Company during the Employment Period thereafter, the Executive shall be eligible to receive an annual equity award pursuant to the Plan, or an applicable successor incentive award plan, to be determined, in all events, by the Compensation Committee in its sole discretion.

(v) Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its senior executive officers from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In lieu of the foregoing, the Executive shall have the right to elect to have concierge medical services provided in conjunction with his medical coverage existing at the Effective Time. During the Employment Period, the Company shall provide the Executive and the Executive’s eligible dependents with coverage under its group health plans on terms no less favorable than those available to the Company’s other executive officers; provided, however, that the Company shall determine, in its sole discretion, whether such coverage shall be paid for by the Company (in excess of subsidies provided generally to plan participants) if such payments by the Company would result in penalties assessed against the Company or the Executive under applicable law (including, without limitation, pursuant to Section 2716 of the Public Health Service Act) and/or the imposition of taxes on benefits payable under such group health plan(s). In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company, including, without limitation, annual membership dues related to the Executive’s membership in organizations that the Board may approve.

(vii) Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

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(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, but in no event shall the Executive accrue less than four (4) weeks of vacation per calendar year (pro-rated for any partial year of service); provided, however, that the Executive shall not accrue any vacation time in excess of four (4) weeks (twenty (20) business days) (the “Accrual Limit”), and shall cease accruing vacation time if the Executive’s accrued vacation reaches the Accrual Limit until such time as the Executive’s accrued vacation time drops below the Accrual Limit.

(ix) Indemnification and Insurance. During the Employment Period and for three years thereafter, the Executive shall be entitled to indemnification to the fullest extent permitted in accordance with the Company’s amended and restated certificate of incorporation and bylaws and the governing documents of the Company’s subsidiaries and affiliates and as provided under the Company’s directors and officers liability and (if applicable) fiduciary liability insurance policies (the “Policies”), as the Policies may be amended from time to time, or any successor policy, provided that any such policy shall have terms that are, in the aggregate, no less favorable than the terms of the relevant Policy in effect on the Offering Date.

(x) Security Services. Commencing on the Offering Date, the Company shall provide the Executive with a personal security service, 24 hours a day and seven days a week, with such other terms and conditions as shall be mutually agreed to between the Executive and the Compensation Committee.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, Disability shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12)-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

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(b) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause within fifteen (15) calendar days after receipt of the Notice of Termination (as defined below):

(i) the Executive’s gross misconduct in connection with the performance of his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), after a written demand for performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not performed his duties;

(ii) the Executive’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company and its affiliates;

(iii) the Executive’s commission of, including any entry by the Executive of a guilty or no contest plea to, a felony or other crime involving moral turpitude;

(iv) a material breach by the Executive of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company and its affiliates;

(v) a material breach by the Executive of the Company’s Code of Conduct, as amended from time to time; or

(vi) the Executive’s material breach of the Executive’s obligations under a written agreement between the Company and the Executive, including, without limitation, such a breach of this Agreement.

(c) Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i) a material diminution in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) hereof, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) the Company’s material reduction of the Executive’s Base Salary, as the same may be increased from time to time;

(iii) a material change in the geographic location of the Principal Location which shall, in any event, include only a relocation of the Principal Location to a place greater than (A) twenty-five (25) miles from its existing location or (B) the current distance of the Executive’s commute from the Executive’s home residence to the current executive offices of the Company; or

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(iv) the Company’s material breach of this Agreement.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 12(b) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions, if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, without limitation, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, without limitation, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

(f) No Mitigation or Offset. In the event of any termination of the Executive’s employment under this Section 3, the Executive shall be under no obligation to seek other employment or otherwise mitigate the Executive’s damages, and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration or benefit attributable to any subsequent employment obtained by the Executive, except as provided in Section 4(a)(iii).

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4. Obligations of the Company upon Termination. Upon a termination of the Executive’s employment for any reason, the Executive shall be paid, in a single lump-sum payment on the date of the Executive’s termination of employment, the aggregate amount of the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the date of such termination (the “Accrued Obligations”).

(a) Without Cause, For Good Reason or Company Non-Renewal. If the Executive’s employment with the Company is terminated (x) by the Company without Cause (other than by reason of the Executive’s Disability), (y) by the Executive for Good Reason or (z) by reason of a Non-Renewal of the Employment Period by the Company and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein during the Renewal Term (in any case, a “Qualifying Termination”), then following the Executive’s Separation from Service (as defined below) (such date, the “Date of Termination”), in each case, subject to and conditioned upon compliance with Section 4(d) and Section 11 hereof, in addition to the Accrued Obligations:

(i) Cash Severance. The Executive shall be paid, commencing with the first calendar month after the Date of Termination, an amount equal to two (2) times the sum of (x) the Base Salary in effect on the Date of Termination, plus (y) the average Annual Bonus earned by the Executive for the two (2) Company fiscal years ending during the Employment Period and immediately preceding the Company fiscal year in which such termination occurs (regardless of whether such amount was paid out on a current basis or deferred), plus (z) the average Equity Award Value (as defined below) of any Annual Grant (as defined below) made to the Executive by the Company during the prior two (2) fiscal years during the Employment Period. For the avoidance of doubt, for purposes of this Section 4(a)(i), “Annual Bonus” shall include any portion of the Executive’s Annual Bonus received in the form of equity rather than cash.

For purposes of this Agreement, “Equity Award Value” shall mean (x) with respect to Stock Options and Stock Appreciation Rights (each as defined in the Plan), the grant date fair value, as computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (or any successor accounting standard), and (y) with respect to Awards (as defined in the Plan) other than Stock Options and Stock Appreciation Rights (and excluding cash Awards under the Plan), the product of (1) the number of shares or units subject to such Award, times (2) the “fair market value” of a share of the REIT’s common stock on the date of grant as determined under the Plan. For purposes of this Agreement, “Annual Grant” shall mean the grant of an equity-based Award that constitutes a component of a given year’s annual compensation package and shall not include any isolated, one-off or non-recurring grant outside of the Executive’s annual compensation package, such as (but not limited to) the Restricted Stock Award granted pursuant to Section 2(b)(iii) hereof, an initial hiring Award, a retention Award, an Award that relates to multi-year or other long-term performance, an outperformance Award or other similar award, in any event, as determined by the Company in its sole discretion.

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(ii) Equity Award Acceleration. All outstanding equity awards held by the Executive on the Date of Termination shall immediately become fully vested and, to the extent applicable, exercisable. For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(iii) COBRA. During the period commencing on the Date of Termination and ending on the eighteen (18)-month anniversary of the Date of Termination (the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, the “Code”), the Company shall continue to provide the Executive cash reimbursement of the Executive’s COBRA premiums (or an amount equal to Executive’s COBRA premiums) (sufficient to cover full family health care) if the Executive elects such COBRA coverage; provided, however, that any payments or reimbursements for such COBRA premiums that are subject to Section 409A will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The foregoing notwithstanding, the Company’s obligation to reimburse described in the preceding sentence shall cease on the date the Executive becomes eligible for coverage under another group health plan offered by a new employer of the Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on the Executive’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA reimbursement shall be provided to the Executive or the Executive’s dependents beyond that mandated by law.

(b) Death or Disability. Subject to Section 4(d) hereof, if the Executive incurs a Separation from Service (as defined below) by reason of the Executive’s death or Disability during the Employment Period, in addition to the Accrued Obligations, all outstanding equity awards held by the Executive on the Date of Termination shall immediately become fully vested and, as applicable, exercisable.

(c) For Cause, Without Good Reason or Other Terminations. If the Company terminates the Executive’s employment for Cause, the Executive terminates the Executive’s employment without Good Reason, or the Executive’s employment terminates for any other reason not enumerated in Sections 4(a) or 4(b) hereof, in any case, during the Employment Period, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), and the Executive shall have no further rights hereunder.

(d) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including, without limitation, any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

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(e) Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 6 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5. Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6. Excess Parachute Payments, Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b) (3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

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7. Confidential Information and Non-Solicitation.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.

(b) While employed by the Company and, for a period of twelve (12) months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During his employment with the Company and thereafter, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) Recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 7(a) and (b) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

8. Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

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9. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated among the Company and any subsidiary or affiliate thereof in such manner as such entities determine in order to reflect the services provided by the Executive to such entities.

11. Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Obligations shall only be payable if the Executive delivers to the Company an original, signed release of claims of the Executive occurring up to the release date, in a form substantially the same as attached hereto as Exhibit A (the “Release”). The Company shall deliver the Release to the Executive within five (5) calendar days of the date Executive’s employment terminates and the Executive must deliver to the Company and not revoke an executed and enforceable Release no later than twenty-one (21) calendar days (or to the extent required by law, forty-five (45) calendar days) after the date the Executive’s employment terminates (the “Release Deadline”). Payment of the amounts described in Section 4 shall commence no earlier than the date on which the Executive delivers to the Company and does not revoke an executed and enforceable release as described herein. Payment of any severance or benefits that are not exempt from Section 409A shall be delayed until the Release Deadline, irrespective of when the Executive executes the Release; provided, however, that where the Executive’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where the Executive’s termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. As part of the Release, the Executive shall affirm that the Executive (i) has advised the Company in writing, of any facts that the Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that the Executive has not disclosed to the Company.

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12. Claw Back. All incentive-based compensation, payments, and benefits provided to the Executive under this Agreement, as determined by the Compensation Committee, shall be subject to claw back by the Company (i.e., repayment by the Executive to the Company), less the amount of any withholdings or other deductions previously withheld on such compensation, (a) to the extent required by applicable law or (b) in the event the Executive’s misconduct pertaining to any financial reporting requirement under the federal securities laws results in the Company or related entity being required to prepare and file an accounting restatement or similar calculation with the SEC or a similar agency; provided, however, that no offset of any amounts owed under this Agreement or otherwise to the Executive shall be permissible to the Company under this Section 12 to the extent that the Executive would incur a violation of Section 409A of the Code as a result of any such offset, as determined solely by the Compensation Committee.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company:

AIAI Holdings Corporation

17304 Preston Road, Suite 520

Dallas, Texas 75252

Attn: Chief Financial Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

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(d) Section 409A of the Code.

(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”).

Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(iii) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. As of the Effective Date, this Agreement, together with the agreement relating to the Initial Equity Award, constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof.

(i) Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(j) Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

AIAI HOLDINGS CORPORATION,

a Delaware corporation

By:
Name:	Stephanie Liebman
Title:	Chief Financial Officer

EXECUTIVE

Todd A. Furniss

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EXHIBIT A

GENERAL RELEASE

This Release and Waiver Agreement (“Agreement”) is entered into this _____ day of ____________________, 20__ by and between AIAI Holdings Corporation, a Delaware corporation (the “Company”) and ____________________ (hereinafter, the “Executive”).

WHEREAS, the Executive’s employment with the Company is terminated effective ____________________, 20_ (“Termination Date”) and the Company and the Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Employment Agreement between the parties effective January 15, 2026, as it may be amended (“Employment Agreement”), to which the Executive otherwise would not be entitled;

WHEREAS, accordingly the Company has determined that the Executive will receive severance pay if the Executive executes and complies with the terms of this Agreement; and

WHEREAS, the Executive acknowledges that the consideration received by the Executive under the terms of this Agreement and the Employment Agreement for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1. Severance. In consideration for the Executive’s agreements contained herein and the Executive’s compliance with the Executive’s continuing obligations under the Employment Agreement, including the Executive’s obligations under Section 7, the Company will pay the Executive the applicable severance provided in Section 4 of the Employment Agreement. Except as specifically provided in this Agreement, the Employment Agreement, and any applicable plans, programs or arrangements of the Company including, without limitation, the Company’s charter or bylaws, as either may be amended from time to time, the Company’s Second Amended and Restated 2014 Incentive Award Plan, as amended or any successor thereto (the “Equity Plan”), and any agreements thereunder, and the indemnification agreement between the Company and the Executive (the “Indemnification Agreement”), the Executive shall not be entitled to any other payment, benefits, or other consideration from the Company.

2. Waiver and Release. In consideration for the payments and benefits to be provided to the Executive as set forth herein and the Employment Agreement, the Executive, himself and for any person or entity that may claim by him or through him, including the Executive’s heirs, executors, administrators, successors, and assigns, hereby knowingly, irrevocably, unconditionally, and voluntarily waives, releases, and forever discharges the Company and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants, insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors, and assigns and all persons acting by, through, or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action, or liabilities relating to the Executive’s employment with the Company or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date the Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:

(a) causes of action or liabilities relating to the Executive’s employment with the Company or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporation Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, color, religion, national origin, marital status, sexual orientation, pregnancy, gender identity, transgender status, genetic carrier status, ancestry, harassment, parental status, handicap, disability, retaliation, veteran status, any military service or application for military service, or any other category protected under federal or state law); and/or

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(b) causes of action or liabilities related to the Executive’s employment with the Company or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance, or regulation; and/or

(c) causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses, or other compensation or benefits; and/or

(d) any other cause of action relating to the Executive’s employment with the Company or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Company and/or any of the other Releasees.

The Executive not only releases and discharges the Releasees from any and all claims as stated above that the Executive could make on the Executive’s own behalf or on behalf of others, but also those claims that might be made by any other person or organization on the Executive’s behalf, and the Executive specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releasees are made involving any matters.

Without in any way limiting the Release herein, the Executive also specifically releases, remises, discharges, indemnifies and holds harmless the Releasees from any claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, and any and all other forms of compensation, attorneys’ fees, or other costs or sums that arise or may arise under Texas law.

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This Release does not apply to claims for workers’ compensation benefits, unemployment insurance benefits or any other claim that cannot lawfully be waived by this Agreement.

This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit the Executive from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, the Executive nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any agency proceeding in which the Executive does so participate.

Nothing herein shall constitute a waiver or release of any of the Executive’s rights under this Agreement, any other applicable plans, programs, or arrangements of the Company, including, without limitation, the Company’s charter or bylaws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.

The Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Company not now known by the Executive to exist.

3. Nondisparagement. The Executive agrees that, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, the Executive will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging, or otherwise reflecting poorly upon the Company or its good will, products or business opportunities, or in any manner detrimental to the Company. In addition, the Executive agrees not to make any disparaging remarks regarding any related, affiliated, or subsidiary organizations of the Company. The Company agrees to use its reasonable best efforts to cause its officers and directors not to, directly or indirectly, individually or in concert with others, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging, or otherwise reflecting poorly upon the Executive or in any manner detrimental to the Executive.

4. Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

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5. No Assignment of Causes of Action. The Executive represents and warrants that the Executive has not filed or caused to be filed against the Releasees any claims, actions, or lawsuits. The Executive further represents and warrants that the Executive has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.

6. Representations of the Company. The Company represents that it is not presently aware of any cause of action that it or any of the other Releasees have against the Executive as of the date hereof. The Company acknowledges that the release granted by the Executive in Paragraph 2 above will be null and void in the event the Company subsequently seeks to treat the Executive’s termination of employment as “for Cause” under Section 3(b) of the Employment Agreement.

7. Representations of the Executive. The Executive represents that the Executive has been given an adequate opportunity to advise the Company’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that the Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any of its affiliates. The Executive further represents that the Executive is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Company.

8. Notice to Seek Counsel, Consideration Period, Revocation Period. The Executive acknowledges that the Executive has been advised in writing hereby to consult with an attorney before signing this document and that the Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. The Executive understands that the Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period but is not required to do so. Under ADEA, the Executive has seven (7) calendar days after the Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) calendar day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company’ principal office at 17304 Preston Road, Suite 520, Dallas, Texas 75252. If the Executive revokes this Agreement as provided herein, it shall be null and void and the Executive shall not be entitled to receive the payments as described in the first sentence of Paragraph 1 herein. If the Executive does not revoke this Agreement within seven (7) calendar days of signing it, this Agreement shall become enforceable and effective on the seventh (7th) day after the Executive signs this Agreement.

9. Governing Law; Disputes. Jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Texas or the United States Federal courts for the State of Texas. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Texas, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Dallas, Texas; except that an action by the Company to enforce its rights under Section 7 of the Employment Agreement may also be brought in the Executive’s state of residency or any other forum in which the Executive is subject to personal jurisdiction. In addition, the Executive and the Company specifically consent to personal jurisdiction in the State of Texas for purposes of this Agreement.

10. Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

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11. Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

12. Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.

13. No Enlargement of Employee Rights. The Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Company is terminated, and that the Executive has no future employment or contractual relationship with the Company other than the contractual relationship created by this Agreement, the Employment Agreement, any other applicable plans, programs or arrangements of the Company, including, without limitation, the Company’s articles or bylaws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Company has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate the Executive in the future with the Company.

14. No Representations. The Executive represents that the Executive has carefully read and understands the scope and effect of the provisions of this Agreement. The Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

15. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

16. Withholding. The Company shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to the Executive pursuant to this Agreement.

17. Successors and Assigns. This Agreement binds and inures to the benefit of the Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Company’s successors and assigns.

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18. Entire Agreement; Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Employment Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Company’s charter or bylaws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.

The undersigned hereby acknowledge and agree that the Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it, and have voluntarily entered into this Agreement by signing below as of the date(s) set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

AIAI HOLDINGS CORPORATION	EXECUTIVE

By:

Its:

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